Exhibit 99.1

FOR IMMEDIATE RELEASE October 19, 2006

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2006 THIRD QUARTER NET INCOME OF $157.4 MILLION AND EARNINGS PER COMMON SHARE OF $0.65
•	2006 NINE-MONTH NET INCOME OF $373.5 MILLION AND EARNINGS PER COMMON SHARE OF $1.56
      COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2006 third quarter earnings of $157.4 million, or $0.65 per common share. As previously announced, 2006 third quarter earnings included a $0.19 per common share net benefit related to a favorable resolution of a federal income tax audit, partially offset by the recognition of investment securities impairment. Results in the year-ago third quarter were $108.6 million, or $0.47 per common share.
      Earnings for the first nine months of 2006 were $373.5 million, or $1.56 per common share, compared with $311.5 million, or $1.33 per common share, in 2005.
      Highlights compared with the 2006 second quarter included:
•	$0.19 earnings per common share net positive impact related to:
•	$0.35 per common share positive impact due to a reduction of federal income tax expense, partially offset by

•	$0.16 per common share negative impact due to an investment securities impairment.
•	3.22% net interest margin, down from 3.34%.

•	3% annualized growth in average total commercial loans.

•	10% annualized growth in average residential mortgages.

•	8% annualized decline in average total automobile loans and leases reflecting the impact of the on-going program of selling a portion of related production.

•	1% annualized growth in average total core deposits.

•	Mixed non-interest income performance.

•	3% decline in non-interest expense before automobile operating lease expense.

•	0.32% annualized net charge-offs, up 11 basis points.

•	1.06% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.09%.

•	0.65% period end non-performing asset (NPA) ratio, unchanged from June 30, 2006, with 59% of total period end NPAs representing residential real estate assets and loans guaranteed by the U.S. Government.

•	7.13% period-end tangible common equity ratio, up from 6.46%.
      “The net impact of the reduction of federal income taxes and securities impairment had a significant favorable impact to reported third quarter results and were positive developments for the company,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “The significant increase in our period end capital ratios provides us with additional capital flexibility and the repositioning of our investment securities portfolio is expected to result in a lift to our net interest margin going forward.”
      “Even without the net impact of these two items, underlying earnings were slightly better than expected,” he noted. “Growth in important fee income items, lower expenses, and steady credit quality helped counter the negative impacts of a decline in our net interest margin and the challenging environment for loan and deposit growth. We continue to believe we can compete effectively to win our fair share of loan and deposit growth opportunities, but are committed to continued discipline in both price and underwriting standards.”
THIRD QUARTER PERFORMANCE DISCUSSION
Significant Factors Influencing Financial Performance Comparisons
      Specific significant items impacting 2006 third quarter performance included (see Table 1 below):
•	$84.5 million ($0.35 per common share) reduction of federal income tax expense related to the resolution of a federal income tax audit covering tax years 2002 and 2003 that resulted in the release of previously established federal income tax reserves, as well as the recognition of federal tax loss carry backs.

•	$57.5 million pre-tax ($37.4 million after tax or $0.16 per common share) loss from securities impairment related to a decision to reposition the investment securities portfolio to improve its performance in coming quarters.

•	$2.1 million pre-tax ($1.4 million after tax or $0.01 per common share) negative impact related to the write down of equity method investments.

Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended		Impact (2)
(in millions, except per share)		After-tax		EPS

September 30, 2006 — GAAP earnings		$157.4		$0.65
•	Reduction of federal income tax expense	84.5		0.35
•	Investment securities impairment	(57.5	)(3)	(0.16)
•	Write down of equity method investments	(2.1	)(3)	(0.01)

June 30, 2006 — GAAP earnings		$111.6		$0.46
•	Unizan merger-related expenses	(2.6	)(3)	(0.01)
•	Equity investment gains	2.3	(3)	0.01

September 30, 2005 — GAAP earnings		$108.6		$0.47
•	Net impact of federal tax loss carry back	6.8		0.03
•	Net impact of repatriating foreign earnings	(5.0)		(0.02)
•	MSR recovery net of hedge-related trading losses	(2.1	)(3)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; after-tax unless otherwise noted

(3)	Pre-tax
Investment Securities Portfolio Repositioning
      Subsequent to the end of the quarter, the company initiated a review of its investment securities portfolio. The objective of this review is to reposition the portfolio to optimize performance in light of changing economic conditions and other factors. Such repositioning will likely result in the sale of securities and the reinvestment into securities expected to improve the predictability of cash flows and reduce credit risk. A total of $2.1 billion of securities, primarily consisting of U.S. Treasury and Agency securities as well as certain other asset-backed securities, were identified for impairment as part of this review. At September 30, 2006, these securities had total unrealized losses of $57.5 million ($37.4 million after tax, or $0.16 per common share), which has been recognized in the 2006 third quarter results. Management expects this repositioning will improve the net interest margin by 5-6 basis points in coming quarters.
Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities
2006 Third Quarter versus 2005 Third Quarter
      Fully taxable equivalent net interest income increased $14.0 million, or 6% ($17.7 million merger-related), from the year-ago quarter, reflecting the favorable impact of a $2.6 billion, or 9%, increase in average earning assets, as the fully taxable equivalent net interest margin declined 9 basis points to 3.22%. Average total loans and leases increased $1.9 billion, or 8% ($1.7 billion merger-related). The remaining increase in average total loans and leases was $0.2 billion, up less than 1% from the year-ago quarter, which primarily reflected growth in commercial loans, residential mortgages, and home equity loans, mostly offset by a decline in total average automobile loans and leases as we continued a program to sell a portion of that production.

      Average total commercial loans increased $1.4 billion, or 14% ($0.8 billion merger-related). This growth reflected a $0.9 billion, or 19%, increase in average middle market C&I loans, a $0.3 billion, or 8%, increase in average commercial real estate loans, and a $0.3 billion, or 12%, increase in average small business loans.
      Average residential mortgages increased $0.6 billion, or 14% ($0.4 billion merger-related). Average home equity loans increased $0.2 billion, or 5%, substantially all from the Unizan merger.
      Compared with the year-ago quarter, average total automobile loans and leases decreased $0.4 billion, or 10%, with the Unizan merger having no significant impact. The decrease reflected the combination of two factors: (1) continued softness in production levels over this period from low consumer demand and competitive pricing, and (2) the sale of automobile loans as we continued a program of selling a portion of current loan production. Average automobile operating lease assets declined $0.2 billion, or 76%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 15%, down from 19% a year ago.
      Average total investment securities increased $0.9 billion from the 2005 third quarter, attributed, in part, to securities purchased in the 2006 first quarter.
2006 Third Quarter versus 2006 Second Quarter
      Compared with the 2006 second quarter, fully taxable equivalent net interest income decreased $6.8 million, or 3%. This primarily reflected the negative impact of a 12 basis point decline in the net interest margin to 3.22% as average total earnings assets increased less than one percent. The decline in the net interest margin reflected a combination of factors, but primarily related to continued aggressive deposit pricing in the marketplace, the movement of lower cost deposits into higher cost certificates of deposit, and compression in home equity loans spreads.
      Average total loans and leases increased $0.1 billion, or less than 1%, from the 2006 second quarter.
      Average total commercial loans increased slightly. This primarily reflected growth in average middle market C&I loans as utilization rates increased.
      Average residential mortgages increased $0.1 billion, or 3%, with average home equity loans increasing slightly. The growth in average residential mortgages and home equity loans was negatively impacted by a planned decline in home equity broker-originated production, and a continued focus on credit underwriting and pricing discipline despite aggressive price competition.
      Compared with the 2006 second quarter, average total automobile loans and leases declined 2%. The decline reflected a combination of factors including low demand for leases, as well as sales of a portion of automobile loan and lease production. Average direct financing leases declined $0.1 billion, or 6%. Direct financing lease production decreased 16% from the prior quarter, with the absolute level of production over the last several quarters remaining at historically low levels due to continued low consumer demand and competitive pricing. In contrast, average automobile loans increased 2% despite automobile loan production decreasing

1% from the prior quarter. Average automobile operating lease assets declined as this portfolio continued to run off with average balances approaching an immaterial level.
      Average investment securities decreased $0.1 billion, or 2%, from the 2006 second quarter.
Deposits
2006 Third Quarter versus 2005 Third Quarter
      Average total core deposits in the 2006 third quarter increased $2.0 billion, or 12% ($1.5 billion merger-related), from the year-ago quarter. Most of the increase reflected higher average core certificates of deposit, which increased $1.8 billion ($0.6 billion merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.3 billion ($0.2 billion merger-related) and average non-interest bearing deposits increased $0.1 billion ($0.2 billion merger-related). Average savings and other domestic time deposits declined $0.2 billion despite $0.5 billion of growth related to the Unizan merger.
2006 Third Quarter versus 2006 Second Quarter
      Average total core deposits in the 2006 third quarter increased less than 1%, reflecting growth in average total commercial core deposits, mostly offset by a decline in average total consumer core deposits. Average core certificates of deposits increased $0.3 billion, or 5%, reflecting the continued preference of customers for higher fixed rate certificates of deposit compared with lower rate savings and other time deposits, which declined 6%. This shift reflected the same factors impacting comparisons to the year-ago quarter noted above. Average interest bearing deposits increased 1%, whereas average non-interest bearing demand deposits declined 2%.
Non-Interest Income
2006 Third Quarter versus 2005 Third Quarter
      Non-interest income decreased $62.8 million from the year-ago quarter, including a $19.2 million decline in automobile operating lease income. That portfolio continued to run off since no automobile operating leases have been originated since April 2002. Non-interest income before automobile operating lease income decreased $43.6 million, or 33%, reflecting:
•	$57.3 million of investment securities losses in the current quarter reflecting the $57.5 million investment securities impairment noted above (see Significant Items).
•	$23.3 million decline in mortgage banking income, reflecting a $10.7 million negative impact of MSR valuation adjustments in the current quarter compared with a positive $10.5 million MSR valuation adjustment in the year-ago quarter. The current quarter’s negative MSR valuation adjustment reflected in mortgage banking income was offset by net MSR-related trading gains recorded in other income (see below).
Partially offset by:
•	$25.7 million increase in other income, primarily reflecting a $23.5 million positive impact in MSR hedge-related trading activities as the current quarter included a $10.7 million of net trading gains compared with $12.8 million of net trading losses in the year-ago quarter, partially offset by a $2.1 million write down of certain equity method investments.
•	$3.9 million, or 9% ($1.6 million merger-related), increase in service charges on deposit accounts, reflecting a $3.2 million, or 11%, increase in personal service charges, primarily NSF/OD, and a $0.7 million, or 4%, increase in commercial service charge income.

•	$2.8 million, or 14% ($1.7 million merger-related), increase in trust services income, reflecting (1) a $1.6 million increase in higher personal trust income, mostly merger-related, as managed assets increased 13%, (2) a $0.8 million increase in fees from Huntington Funds, reflecting 9% managed asset growth, and (3) a $0.4 million increase in institutional trust income due to higher servicing fees with over half of the growth being merger-related.

•	$2.0 million increase in bank owned life insurance income.

•	$1.5 million, or 13% ($0.3 million merger-related), increase in other service charges and fees, primarily reflecting a $1.2 million, or 15%, increase in fees generated by higher debit card volume.
      Table 2 shows that on a reported basis non-interest income declined 39% from the year-ago period. However, when third quarter reported total non-interest income for both years is adjusted to exclude automobile operating lease income and the 2006 third quarter impact of the investment securities impairment and Unizan merger-related non-interest income, non-interest income increased 5% from the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest income performance and is used for measuring the effectiveness of strategies to grow fee income.
Table 2 — Non-interest Income Analysis

(in millions)		3Q06	Better/(Worse)		3Q05
			Amount	Percent
Total non-interest income — reported		$97.9	$(62.8)	(39)%	$160.7
Less:	Automobile operating lease income	8.6			27.8

Sub-total		89.3	(43.6)	(33)	132.9
Add:	Investment securities impairment	57.5			N/A
Less:	Unizan merger-related (1)	7.2			N/A

Total non-interest income — adjusted		$139.7	$6.8	5%	$132.8

(1)	Estimated period impact
2006 Third Quarter versus 2006 Second Quarter
      Non-interest income decreased $65.1 million from the 2006 second quarter including the impact of a $3.6 million decline in automobile operating lease income as that portfolio continued to run off. Non-interest income before automobile operating lease income declined $61.5 million reflecting:
•	$57.3 million of investment securities losses in the current quarter, reflecting the $57.5 million investment securities impairment noted above (see Significant Items).

•	$22.5 million decline in mortgage banking income, primarily reflecting a $10.7 million negative impact of MSR valuation adjustments in the current quarter compared with a positive $8.3 million MSR valuation adjustment in the prior quarter. The current quarter’s negative MSR valuation adjustment was offset by net MSR-related trading gains recorded in other income (see below). Also contributing to the decrease in mortgage banking income from the second quarter was a $3.9 million decline in secondary marketing income.
Partially offset by:
•	$14.8 million increase in other income, primarily reflecting a $17.4 million positive impact in MSR hedge-related trading activities as the current quarter included a $10.7 million net trading gain compared with $6.7 million of net trading losses in the prior quarter, partially offset by a $2.1 million write down of certain equity method investments. The 2006 second quarter also benefited from $2.3 million of equity investment gains.

•	$1.5 million increase in bank owned life insurance income.

•	$1.5 million, or 3%, increase in service charges on deposit accounts. This reflected a $0.8 million, or 5%, increase in commercial service charges and a $0.7 million, or 2%, increase in personal service charges.
      Table 3 shows that on a reported basis non-interest income declined 40% from the 2006 second quarter. However, when 2006 third and second quarter reported total non-interest income is adjusted to exclude automobile operating lease income and the 2006 third quarter impact of the investment securities impairment, non-interest income declined 3%. Management views this adjusted measure as more indicative of underlying non-interest income performance for the 2006 third quarter compared with the prior quarter.
Table 3 — Non-interest Income Analysis

(in millions)		3Q06	Better/(Worse)		2Q06
			Amount	Percent
Total non-interest income — reported		$97.9	$(65.1)	(40)%	$163.0
Less:	Automobile operating lease income	8.6			12.1

Sub-total		89.3	(61.5)	(41)	150.9
Add:	Investment securities impairment	57.5			N/A

Total non-interest income — adjusted		$146.8	$(4.1)	(3)%	$150.9
Non-Interest Expense
2006 Third Quarter versus 2005 Third Quarter
      While non-interest expense increased $9.4 million, or 4%, from the year-ago quarter, automobile operating lease expense declined $15.6 million as that portfolio continued to run off. As a result, non-interest expense before automobile operating lease expense increased $25.0 million, or 12%, from the year-ago quarter, with $18.1 million attributable to Unizan ($17.6 million merger-related plus $0.3 million of merger integration costs). The primary drivers of the $25.0 million increase were:
•	$16.3 million, or 14%, increase in personnel expense with Unizan contributing $7.9 million of the increase ($7.7 million merger-related plus $0.2 million of merger integration costs). The remaining $8.5 million increase included $4.9 million due to the expensing of share-based compensation, which began in 2006. Pension and health care expenses also increased.
•	$2.7 million increase in the amortization of intangibles, substantially all merger-related.

•	$2.0 million increase in other expense including $3.0 million of merger-related expense.

•	$1.7 million increase in equipment expense ($0.5 million merger-related), reflecting higher depreciation associated with recent technology investments.

•	$1.5 million in higher marketing expense ($0.3 million merger-related), due primarily to expanded market research efforts.

•	$1.5 million increase in net occupancy expense ($1.3 million merger-related).
Partially offset by:
•	$1.9 million decline in professional services. Though Unizan added $1.5 million to current period expense, this was more than offset by lower collection and other legal expenses.
      Discerning underlying non-interest expense performance trends requires adjusting reported non-interest expense so expenses in different periods can be analyzed on a comparable basis. Excluding automobile operating lease expense is helpful because its decline may overstate the impact of expense control efforts. Conversely, the merger with Unizan, as well as the share-based compensation that began in 2006, adds significant on-going expenses that did not exist in the 2005 third quarter and may thus understate the impact of expense control efforts.
      Table 4 shows that when third quarter reported total non-interest expense is adjusted to exclude automobile operating lease expense, share-based compensation expense, merger-related expenses including the increase in intangible amortization resulting from the merger, and merger integration costs, underlying non-interest expense increased 1% from the year-ago quarter.
Table 4 — Non-interest Expense Analysis

(in millions)		3Q06	Better/(Worse)		3Q05
			Amount	Percent
Total non-interest expense — reported		$242.4	$(9.4)	(4)%	$233.1
Less:	Automobile operating lease expense	6.0			21.6

Sub-total		236.4	(25.0)	(12)	211.4
Less:	Share-based compensation	4.9			N/A
	Unizan merger-related (1)	17.6			N/A
	Unizan merger integration costs	0.4			N/A

Total non-interest expense — adjusted		$213.5	$(2.3)	(1)%	$211.2

(1)	Includes estimated period impact plus increased intangible amortization
2006 Third Quarter versus 2006 Second Quarter
      Non-interest expense decreased $9.9 million from the 2006 second quarter including a $2.7 million decline in automobile operating lease expense as that portfolio continued to run off. Non-interest expense before automobile operating lease expense declined $7.3 million, or 3%, reflecting:
•	$4.1 million, or 3%, decrease in personnel costs reflecting a combination of factors including lower FICA and incentive-based compensation.
•	$2.5 million, or 24%, decline in marketing expense due to lower television commercial costs as the prior quarter included expenses for the development of commercials.
Partially offset by:
•	$1.3 million, or 6%, increase in other expense due to higher operational losses.
      Table 5 shows that when 2006 third and second quarter reported total non-interest expense is adjusted to exclude automobile operating lease expense and Unizan merger-related integration costs in the current period, non-interest expense decreased 2% from the 2006 second quarter.
Table 5 — Non-interest Expense Analysis

(in millions)		3Q06	Better/(Worse)		2Q06
			Amount	Percent
Total non-interest expense — reported		$242.4	$9.9	4%	$252.4
Less:	Automobile operating lease expense	6.0			8.7

Sub-total		236.4	7.3	3	243.7
Less:	Unizan merger integration costs	0.4			2.6

Total non-interest expense — adjusted		$236.0	$5.1	2%	$241.1
Operating Leverage
      A long-term objective of Management is to increase earnings primarily by growing revenues faster than expenses. Operating leverage measures the difference between these two growth rates. However, over any given measurement period, certain items may occur that distort reported revenue or expense trends. As such, reported revenue and expenses are adjusted so that the two measurement periods are on as much of a comparable basis as possible. This permits a clearer analysis of Management’s ability to achieve the long-term objective of generating positive operating leverage (see Basis of Presentation — Operating Leverage for a full discussion of the adjustment criteria methodology).
2006 Third Quarter versus 2005 Third Quarter
      Reported total revenues in the 2006 third quarter decreased 12% from the year-ago quarter, primarily reflecting the negative impact of the investment securities impairment in the current period. Reported total non-interest expense increased 4%. As a result, reported operating leverage for the 2006 third quarter compared with the year-ago quarter was a negative 16%. However, on an adjusted basis, revenue increased 7%, and adjusted expenses increased 8%, resulting in negative operating leverage of 1% (see Table 6).

Table 6 — Operating Leverage Analysis (1)

			Better /(Worse)
(in millions)	3Q06	3Q05	Amount	Percent

Revenue FTE — Reported (2)	$357.3	$406.1	$(48.8)	(12.0)%

• Automobile operating lease expense	(6.0)	(21.6)
• Securities losses (gains)	57.3	(0.1)
• Write down of equity method investments	2.1	—

Revenue FTE — Adjusted	$410.8	$384.4	$26.4	6.9%

Non-interest expense — Reported	$242.4	$233.1	$(9.4)	(4.0)%

• Automobile operating lease expense	(6.0)	(21.6)
• Amortization of intangibles	(2.9)	(0.2)
• Unizan merger integration costs	(0.4)	(0.2)
• Share-based compensation	NA	4.6

Non-interest expense — Adjusted	$233.1	$215.7	$(17.4)	(8.1)%

Operating leverage — Reported				(16.0)%

Operating leverage — Adjusted				(1.2)%

Efficiency ratio (3) — Reported	57.8%	57.4%

Efficiency ratio (3) — Adjusted	56.8%	56.1%

(1)	See Basis of Presentation — Operating Leverage for a discussion of adjustment criteria methodology

(2)	Fully taxable equivalent net interest income + non-interest income

(3)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)
2006 Nine Months versus 2005 Nine Months
      While operating leverage is measured quarterly, the corporate objective is to create positive operating leverage annually. As such, reviewing operating leverage on a year-to-date basis provides insight into progress toward this annual goal. On a reported basis, revenue for the first nine months declined 2%, reflecting the negative impacts of investment securities impairment in the current quarter and the continued decline in automobile operating lease assets as discussed above. Since reported expenses declined 1%, this resulted in 1% negative operating leverage on a reported basis. However, on an adjusted basis, revenues increased 9% and expenses rose 6%, resulting in 3% positive operating leverage on an adjusted basis for the first nine months of 2006.

Table 7 — Operating Leverage Analysis (1)

				Better /(Worse)
(in millions)		9 Mo.	9 Mo.	Amount	Percent
		2006	2005

Revenue FTE — Reported (2)		$1,193.6	$1,213.3	$(19.7)	(1.6)%

•	Automobile operating lease expense	(27.3)	(86.7)
•	Securities losses (gains)	57.3	(0.7)
•	MSR FAS 156 accounting change	(5.1)	—
•	Adjustment to defer home equity annual fees	2.4	—
•	Write down of equity method investments	2.1	—

Revenue FTE — Adjusted		$1,222.9	$1,125.9	$97.1	8.6%

Non-interest expense — Reported		$733.2	$739.5	$6.3	0.8%

•	Automobile operating lease expense	(27.3)	(86.7)
•	Amortization of intangibles	(7.0)	(0.6)
•	SEC and regulatory-related expenses	—	(3.7)
•	Severance and consolidation expenses	—	(3.6)
•	Unizan merger integration costs	(4.1)	(0.3)
•	Share-based compensation	NA	13.5

Non-interest expense — Adjusted		$694.8	$658.1	$(36.7)	(5.6)%

Operating leverage — Reported					(0.8)%

Operating leverage — Adjusted					3.0%

Efficiency ratio (3) — Reported		58.1%	60.9%

Efficiency ratio (3) — Adjusted		56.8%	58.5%

(1)	See Basis of Presentation — Operating Leverage for a discussion of adjustment criteria methodology

(2)	Fully taxable equivalent net interest income + non-interest income

(3)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)
Income Taxes
      The provision for income taxes in the 2006 third quarter was a negative $60.8 million. This reflected an $84.5 million reduction of federal income tax expense related to the resolution of a federal income tax audit covering tax years 2002 and 2003 that resulted in the release of previously established federal income tax reserves, as well as the recognition of federal tax loss carry backs. The provision for income taxes in the year-ago-quarter and 2006 second quarter was $43.1 million and $45.5 million, respectively. The effective tax rate for the 2006 fourth quarter is expected to increase to a more typical rate just below 30%.
Credit Quality
      Total net charge-offs for the 2006 third quarter were $21.2 million, or an annualized 0.32% of average total loans and leases. While this performance remained below the long-term targeted range of 0.35%-0.45%, it was higher than $18.0 million, or an annualized 0.29%, in the year-ago quarter and $14.0 million, or an annualized 0.21%, of average total loans and leases in the 2006 second quarter. The higher level of net charge-offs in the third quarter compared with the second quarter reflected $2.3 million of charge-offs related to the sale of non-performing loans and for which reserves had been previously established. The lower level of net charge-offs in the 2006 second quarter also reflected higher recoveries in that period.
      Total commercial net charge-offs in the third quarter were $6.8 million, or an annualized 0.23%, up $2.6 million from $4.3 million, or an annualized 0.16%, in the year-ago quarter. Current period commercial net charge-offs included $2.3 million related to the sale of non-performing commercial loans for which reserves had been previously established. Compared with the 2006 second quarter, current period total commercial net charge-offs increased $3.4 million.
      Total consumer net charge-offs in the current quarter were $14.4 million, up $0.7 million from $13.7 million in the year-ago quarter. However, when expressed as an annualized percentage, total consumer net charge-offs in the 2006 third quarter were 0.40% of average related loans, unchanged from the year-ago quarter. Compared with the 2006 second quarter, total consumer net charge-offs increased $3.9 million from $10.5 million, with a 10 basis point increase in the annualized net charge-off ratio to 0.40% from 0.30% of average related loans, reflecting a $2.0 million increase in home equity loan net charge-offs.

      NPAs were $171.2 million at September 30, 2006, and represented 0.65% of related assets, which was essentially unchanged from June 30, 2006, but up $69.4 million from $101.8 million, or 0.42% of related assets, at the end of the year-ago quarter. Contributing to the $69.4 million increase in NPAs from the year-ago period were $32.8 million of NPLs acquired at the time of the Unizan merger, as well as a $29.8 million increase in other real estate owned (OREO). The increase in OREO included $16.4 million increase in foreclosed mortgage loans fully guaranteed by the U.S. government, which prior to the 2006 second quarter were previously reported as over 90-day delinquent but still accruing loans. This change in reporting also contributed to the $26.9 million increase in total NPLs guaranteed by the U.S. government, from $6.8 million at the end of the 2006 second quarter to $33.7 million at September 30, 2006. At September 30, 2006, 59% of total NPAs represented residential real estate assets and loans guaranteed by the U.S. Government, both of which have shown low, or no, loss content historically. This compares favorably with the 42% level of such NPAs at the end of the year-ago quarter, and 53% at June 30, 2006.
      NPLs, which exclude OREO, increased $39.6 million from the year-earlier period to $129.3 million at September 30, 2006, with $32.8 million of the increase represented by NPLs acquired in the Unizan merger. NPLs declined $6.0 million, or 4%, from June 30, 2006. NPLs expressed as a percent of total loans and leases were 0.49% at September 30, 2006, up from 0.37% a year earlier, but down slightly from 0.51% at June 30, 2006.
      The over 90-day delinquent, but still accruing, ratio was 0.24% at September 30, 2006, up slightly from 0.21% at the end of the year-ago quarter, and from 0.19% at June 30, 2006.
Allowances for Credit Losses (ACL) and Loan Loss Provision
      We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
      At September 30, 2006, the ALLL was $280.2 million, $26.2 million higher than $253.9 million a year earlier, but $7.4 million lower than $287.5 million at June 30, 2006. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2006, was 1.06%, up from 1.04% a year ago, but down slightly from 1.09% at June 30, 2006. The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 8 shows the change in the ALLL ratio and each reserve component for the 2006 second and third quarters, as well as the 2005 third quarter.
Table 8 — Components of ALLL as Percent of Total Loans and Leases

				3Q06 change from
	3Q06	2Q06	3Q05	2Q06	3Q05

Transaction reserve(1)	0.86%	0.89%	0.84%	(0.03)%	0.02%
Economic reserve	0.20	0.20	0.20	—	—

Total ALLL	1.06%	1.09%	1.04%	(0.03)%	0.02%

(1)	Includes specific reserve
      The decline in the transaction reserve component at September 30, 2006, from the end of the second quarter, primarily reflected the sale or payoffs of certain NPAs at losses below previously established specific reserve levels. This resulted in the release of excess specific reserves associated with these NPAs.
      The ALLL as a percent of NPLs was 217% at September 30, 2006, down from 283% a year ago, but up from 213% at June 30, 2006. The ALLL as a percent of NPAs was 164% at September 30, 2006, down from 249% a year ago, and down slightly from 168% at June 30, 2006. At June 30, 2006, the AULC was $39.3 million, up from $38.1 million at the end of the year-ago quarter, and from $38.9 million at June 30, 2006.
      On a combined basis, the ACL as a percent of total loans and leases at September 30, 2006, was 1.21%, up from 1.19% a year ago, but down slightly from June 30, 2006. The ACL as a percent of NPAs was 187% at September 30, 2006, down from 287% a year earlier and 191% at June 30, 2006. The decline in the NPA coverage ratio reflected a number of factors, but especially the lower potential loss content of NPAs at the end of the current period compared with the prior year period as noted above, given the higher percentage of NPAs represented by residential real estate assets and U.S. Government guaranteed loans noted above.
Capital
      At September 30, 2006, the tangible equity to assets ratio was 7.11%, down from 7.39% a year ago but up from 6.48% at June 30, 2006. At September 30, 2006, the tangible equity to risk-weighted assets ratio was 7.94%, down from 8.19% at the end of the year-ago quarter but up from 7.29% at June 30, 2006.
      The decline in capital ratios from the year-ago period reflected the repurchase of 18.1 million shares over this 12-month period. However, during the quarter, no shares of common stock were repurchased in accordance with the terms of the 6.0 million share accelerated share repurchase program announced May 25, 2006. Under terms of that program, no additional open market purchases could be made until that program expired at the end of September 2006. There are currently 6.9 million shares remaining available under the current share repurchase authorization announced April 20, 2006. The company may make additional share purchases from time-to-time in the open market or through privately negotiated transactions depending on market conditions.
2006 OUTLOOK
      When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes potential unusual, one-time items, or selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted.
      Below is a list of more specific 2006 fourth quarter performance assumptions, most of which are consistent with prior guidance in July 2006:
•	Revenue growth in the low-single digits.(1)

•	Net interest margin up 4-6 basis points from the 2006 third quarter level.

•	Expenses up slightly from third quarter levels due to higher expected incentive costs.(1)

•	A net charge-off ratio below the lower end of the company’s 0.35%-0.45% targeted range.

•	Relatively stable NPA and allowance for loan and lease loss ratios compared with levels at September 30, 2006.

(1)	Excluding automobile operating lease accounting impact.
      Within this type of environment, and given actual nine-month 2006 GAAP earnings of $1.56 per share, targeted full-year 2006 GAAP earnings is $2.00-$2.02 per common share.
Conference Call / Webcast Information
      Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 6774065. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through October 31, 2006 at 800-642-1687; conference ID 6774065.
Forward-looking Statement
      This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Risk Factors” included in Item 1A of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2005, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
      This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Operating Leverage
      A long-term objective of Management is to increase earnings by growing revenues faster than expenses over a certain measured period, typically annually. Operating leverage measures the difference between the two growth rates; e.g., if revenues grow 6% and expenses grow 4%, 2% positive operating leverage is generated. However, over any given measurement period, certain items may occur that distort reported revenue or expense trends. For example, the introduction of a new accounting standard might distort the current period’s reported revenue growth rate. Similarly, an acquisition may result in certain reported merger-related charges that distort longer-term underlying expense performance trends. Therefore, to determine a clearer picture of underlying trends in operating leverage, Management adjusts reported revenues and/or expenses to remove the impact of such items that affect comparability and distort underlying operating leverage performance. This results in an adjusted operating leverage measurement, which helps Management and investors better understand core performance trends.
      Specific adjustments we consider include:
1.	Reducing reported revenues by the amount of automobile operating lease expense. Doing so more closely mirrors the revenue reporting methodology of direct finance lease accounting. This is important in assessing the company’s on-going revenue trends in that, since April 2002, direct financing lease accounting has been used for all new automobile leases originations, and the existing operating lease portfolio has continued to run-off.

2.	Excluding the impact of investment securities gains (losses) as it is our practice to exclude these from revenue and efficiency ratio calculations so as to provide better comparability of performance relative to peers. This is because such gains (losses) may fluctuate significantly between periods, and between companies, thus distorting underlying revenue trends for both the company, and in the context of peer performance comparisons.

3.	Excluding the impact from the amortization of intangible expense as it is our practice to exclude this from efficiency ratio calculations. Amortization of intangible expense typically arises from acquisition transactions, and results in a significant expense increase in periods soon after the acquisition. However, such amortization typically declines in later periods, thus distorting expense trends.

4.	Excluding or otherwise adjusting for the impact of significant revenues or expenses that are judged to be one-time or short-term in nature. Examples would be merger-related integration costs as they typically impact expenses for only a few quarters during the period of transition; e.g. restructuring charge, asset valuation adjustments, etc.

5.	Excluding changes due to new accounting standards that affect comparability of revenue or expenses between reported periods; e.g., stock-based compensation expensing. When a new accounting standard results in the restatement of historical period revenues and expenses, no adjustment is made. If there is no historical restatement, but it is possible to make a reasonable estimate of what the impact would have been, the prior period will be adjusted as if the standard had been in place; e.g. share-based compensation that began in 2006. However, if there is no historical restatement and it is not possible to estimate an historical period’s comparable amount, the current period is adjusted to exclude the impact from the operating leverage calculation until both periods being compared include its impact.
Estimating the Impact on Balance Sheet and Income Statement Results Due to the Unizan Merger
      The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans, and core deposits of $1.5 billion. Unizan results were only in consolidated results for a partial quarter in the 2006 first quarter but fully impact all quarters thereafter. As a result, performance comparisons between 2006 third quarter and year-to-date periods with comparable 2005 periods are affected, as Unizan results were not in the prior period. In contrast, comparisons between the 2006 third and second quarter results are not affected given Unizan fully impacted both of these quarters. Comparisons of the 2006 third quarter and year-to-date reported results compared with 2005 pre-merger reporting periods are impacted as follows:
•	Increased certain reported period-end balance sheet and credit quality items (e.g., non-performing loans).

•	Increased reported average balance sheet, revenue, expense, and credit quality results (e.g., net charge-offs).

•	Increased reported non-interest expense items as a result of costs incurred as part of merger-integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. These merger costs were $1.0 million in the 2006 first quarter, $2.6 million in the 2006 second quarter, and $0.4 million in the 2006 third quarter resulting in $4.1 million of merger costs for the first nine months of 2006.
      Given the impact of the merger on reported 2006 results, management believes that an understanding of the impacts of the merger is necessary to better understand underlying performance trends. When comparing post-merger period results to pre-merger periods, two terms relating to the impact of the Unizan merger on reported results are used:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent expenses associated with merger integration activities.

The following methodology has been implemented to estimate the approximate effect of the Unizan merger used to determine “merger-related” impacts.

Balance Sheet Items
      For loans and leases, as well as core deposits, balances as of the acquisition date are pro-rated to the post-merger period being used in the comparison. To estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This methodology assumes acquired balances will remain constant over time.
Income Statement Items
      For income statement line items, Unizan’s actual full year results for 2005 were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the actual post-merger amount was used.
      Table 9 below provides detail of changes to selected reported results to quantify the impact of the Unizan merger and the impact of all other factors using this methodology:
Table 9 — Estimated Impact of Unizan Merger
2006 Third Quarter versus 2005 Third Quarter
2006 Third Quarter versus 2005 Third Quarter

					Unizan		Other
Average Loans and Deposits	Third Quarter		Change		Merger	Merger
(in millions)	2006	2005	Amount	Percent	Related	Costs	Amount

Loans
Middle-market C&I	$5,591	$4,708	$883	18.8%	$70	$—	$813
Middle-market CRE	3,917	3,642	275	7.6	723	—	(448)
Small business	2,531	2,251	280	12.4	—	—	280

Total commercial	12,039	10,601	1,438	13.6	793	—	645

Automobile loans and leases	4,055	4,502	(447)	(9.9)	71	—	(518)
Home equity	5,041	4,801	240	5.0	223	—	17
Residential mortgage	4,748	4,157	591	14.2	409	—	182
Other consumer	430	387	43	11.1	167	—	(124)

Total consumer	14,274	13,847	427	3.1	870	—	(443)

Total loans	$26,313	$24,448	$1,865	7.6%	$1,663	$—	$202

Deposits
Demand deposits — non-interest bearing	$3,509	$3,406	$103	3.0%	$173	$—	$(70)
Demand deposits — interest bearing	7,858	7,539	319	4.2	243	—	76
Savings and other domestic time deposits	2,923	3,095	(172)	(5.6)	511	—	(683)
Core certificates of deposit	5,334	3,557	1,777	50.0	620	—	1,157

Total core deposits	19,624	17,597	2,027	11.5	1,547	—	480

Other deposits	4,969	4,619	350	7.6	180	—	170

Total deposits	$24,593	$22,216	$2,377	10.7%	$1,727	$—	$650

					Unizan		Other
Selected Income Statement Categories	Third Quarter		Change		Merger	Merger
(in thousands)	2006	2005	Amount	Percent	Related	Costs	Amount

Net interest income — FTE	$259,403	$245,371	$14,032	5.7%	$17,694	$—	$(3,662)

Service charges on deposit accounts	$48,718	$44,817	$3,901	8.7%	$1,578	$—	$2,323
Trust services	22,490	19,671	2,819	14.3	1,653	—	1,166
Brokerage and insurance income	14,697	13,948	749	5.4	456	—	293
Bank owned life insurance income	12,125	10,104	2,021	20.0	786	—	1,235
Other service charges and fees	12,989	11,449	1,540	13.5	309	—	1,231
Mortgage banking income (loss)	(2,166)	21,116	(23,282)	N.M.	258	—	(23,540)
Securities gains (losses)	(57,332)	101	(57,433)	N.M.	—	—	(57,433)
Gains on sales of automobile loans	863	502	361	71.9	—	—	361
Other income	36,946	11,210	25,736	N.M.	2,136	—	23,600

Sub-total before automobile operating lease income	89,330	132,918	(43,588)	(32.8)	7,176	—	(50,764)
Automobile operating lease income	8,580	27,822	(19,242)	(69.2)	—	—	(19,242)

Total non-interest income	$97,910	$160,740	$(62,830)	(39.1)%	$7,176	$—	$(70,006)

Personnel costs	$133,823	$117,476	$16,347	13.9%	$7,725	$159	$8,463
Net occupancy	18,109	16,653	1,456	8.7	1,290	(86)	252
Outside data processing and other services	18,664	18,062	602	3.3	501	259	(158)
Equipment	17,249	15,531	1,718	11.1	516	—	1,202
Professional services	6,438	8,323	(1,885)	(22.6)	1,473	29	(3,387)
Marketing	7,846	6,364	1,482	23.3	267	—	1,215
Telecommunications	4,818	4,512	306	6.8	366	33	(93)
Printing and supplies	3,416	3,102	314	10.1	—	48	266
Amortization of intangibles	2,902	203	2,699	N.M.	2,463	—	236
Other expense	23,177	21,189	1,988	9.4	3,027	—	(1,039)

Sub-total before automobile operating lease expense	236,442	211,415	25,027	11.8	17,628	442	6,957
Automobile operating lease expense	5,988	21,637	(15,649)	(72.3)	—	—	(15,649)

Total non-interest expense	$242,430	$233,052	$9,378	4.0%	$17,628	$442	$(8,692)

2006 Nine Months versus 2005 Nine Months

	Nine Months Ended				Unizan		Other
Average Loans and Deposits	September 30,		Change		Merger	Merger
(in millions)	2006	2005	Amount	Percent	Related	Costs	Amount

Loans
Middle-market C&I	$5,398	$4,773	$625	13.1%	$55	$—	$570
Middle-market CRE	3,946	3,583	363	10.1	563	—	(200)
Small business	2,371	2,222	149	6.7	—	—	149

Total commercial	11,715	10,578	1,137	10.7	618	—	519

Automobile loans and leases	4,135	4,503	(368)	(8.2)	55	—	(423)
Home equity	4,969	4,743	226	4.8	173	—	53
Residential mortgage	4,563	4,053	510	12.6	318	—	192
Other consumer	442	379	63	16.6	130	—	(67)

Total consumer	14,109	13,678	431	3.2	676	—	(245)

Total loans	$25,824	$24,256	$1,568	6.5%	$1,294	$—	$274

Deposits
Demand deposits — non-interest bearing	$3,513	$3,358	$155	4.6%	$135	$—	$20
Demand deposits — interest bearing	7,734	7,712	22	0.3	189	—	(167)
Savings and other domestic time deposits	3,041	3,213	(172)	(5.4)	397	—	(569)
Core certificates of deposit	4,939	3,146	1,793	57.0	482	—	1,311

Total core deposits	19,227	17,429	1,798	10.3	1,203	—	595

Other deposits	4,780	4,437	343	7.7	140	—	203

Total deposits	$24,007	$21,866	$2,141	9.8%	$1,343	$—	$798

	Nine Months Ended				Unizan		Other
Selected Income Statement Categories	September 30,		Change		Merger	Merger
(in thousands)	2006	2005	Amount	Percent	Related	Costs	Amount

Net interest income — FTE	$773,098	728,291	44,807	6.2%	$41,286	$—	$3,521

Service charges on deposit accounts	$137,165	$125,751	$11,414	9.1%	$3,682	$—	$7,732
Trust services	66,444	56,980	9,464	16.6	3,857	—	5,607
Brokerage and insurance income	44,235	40,518	3,717	9.2	1,064	—	2,653
Bank owned life insurance income	32,971	30,347	2,624	8.6	1,834	—	790
Other service charges and fees	37,570	32,860	4,710	14.3	721	—	3,989
Mortgage banking income (loss)	36,021	30,801	5,220	16.9	602	—	4,618
Securities gains (losses)	(57,387)	715	(58,102)	N.M.	—	—	(58,102)
Gains on sales of automobile loans	1,843	756	1,087	N.M.	—	—	1,087
Other income	83,830	55,751	28,079	50.4	4,984	—	23,095

Sub-total before automobile operating lease income	382,692	374,479	8,213	2.2	16,744	—	(8,531)
Automobile operating lease income	37,771	110,481	(72,710)	(65.8)	—	—	(72,710)

Total non-interest income	$420,463	$484,960	$(64,497)	(13.3)%	$16,744	$—	$(81,241)

Personnel costs	$403,284	$365,547	$37,737	10.3%	$18,025	$1,068	$18,644
Net occupancy	54,002	53,152	850	1.6	3,010	174	(2,334)
Outside data processing and other services	58,084	54,945	3,139	5.7	1,169	1,596	374
Equipment	51,761	47,031	4,730	10.1	1,204	45	3,481
Professional services	18,095	27,129	(9,034)	(33.3)	3,437	131	(12,602)
Marketing	25,521	19,134	6,387	33.4	623	734	5,030
Telecommunications	14,633	14,195	438	3.1	854	148	(564)
Printing and supplies	10,254	9,489	765	8.1	—	158	607
Amortization of intangibles	6,969	611	6,358	N.M.	5,809	—	549
Other expense	63,284	61,565	1,719	2.8	7,063	38	(5,382)

Sub-total before automobile operating lease expense	705,887	652,798	53,089	8.1	41,194	4,092	7,803
Automobile operating lease expense	27,317	86,667	(59,350)	(68.5)	—	—	(59,350)

Total non-interest expense	$733,204	$739,465	$(6,261)	(0.8)%	$41,194	$4,092	$(51,547)

Annualized data
      Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
      Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
      Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
      Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington
      Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through over 370 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2006		2005	Percent Changes vs.
(in thousands, except per share amounts)	Third	Second	Third	2Q06	3Q05

Net interest income	$255,313	$262,195	$241,637	(2.6)%	5.7%
Provision for credit losses	14,162	15,745	17,699	(10.1)	(20.0)
Non-interest income (1)	97,910	163,019	160,740	(39.9)	(39.1)
Non-interest expense	242,430	252,359	233,052	(3.9)	4.0

Income before income taxes	96,631	157,110	151,626	(38.5)	(36.3)
Provision (benefit) for income taxes (2)	(60,815)	45,506	43,052	N.M.	N.M.

Net Income	$157,446	$111,604	$108,574	41.1%	45.0%

Net income per common share — diluted	$0.65	$0.46	$0.47	41.3%	38.3%
Cash dividends declared per common share	0.250	0.250	0.215	—	16.3
Book value per common share at end of period	13.15	12.38	11.45	6.2	14.8
Tangible book value per common share at end of period	10.50	9.70	10.50	8.2	—

Average common shares — basic	237,672	241,729	229,830	(1.7)	3.4
Average common shares — diluted	240,896	244,538	233,456	(1.5)	3.2

Return on average assets	1.75%	1.25%	1.32%
Return on average shareholders’ equity	21.0	14.9	16.5
Net interest margin (3)	3.22	3.34	3.31
Efficiency ratio (4)	57.8	58.1	57.4
Effective tax rate (2)	(62.9)	29.0	28.4

Average loans and leases	$26,313,060	$26,201,420	$24,448,366	0.4	7.6
Average loans and leases — linked quarter annualized growth rate.	1.7%	20.4%	(0.2)%
Average earning assets	$31,970,236	$31,958,537	$29,373,985	—	8.8
Average total assets	35,769,712	35,690,312	32,739,357	0.2	9.3
Average core deposits (5)	19,623,429	19,561,326	17,596,746	0.3	11.5
Average core deposits — linked quarter annualized growth rate (5)	1.3%	23.3%	6.3%
Average shareholders’ equity	$2,969,643	$2,995,043	$2,610,782	(0.8)	13.7

Total assets at end of period	35,661,948	36,265,777	32,762,988	(1.7)	8.8
Total shareholders’ equity at end of period	3,129,746	2,939,156	2,622,675	6.5	19.3

Net charge-offs (NCOs)	21,239	13,952	17,953	52.2	18.3
NCOs as a % of average loans and leases	0.32%	0.21%	0.29%
Non-performing loans and leases (NPLs)	$129,312	$135,263	$89,709	(4.4)	44.1
Non-performing assets (NPAs)	171,212	171,068	101,800	0.1	68.2
NPAs as a % of total loans and leases and other real estate (OREO)	0.65%	0.65%	0.42%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.06	1.09	1.04
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.21	1.24	1.19
ALLL as a % of NPLs	217	213	283
ALLL as a % of NPAs	164	168	249

Tier 1 risk-based capital ratio (6)	8.86	8.45	9.42
Total risk-based capital ratio (6)	12.71	12.29	12.70
Tier 1 leverage ratio (6)	7.92	7.62	8.50
Average equity / assets	8.30	8.39	7.97
Tangible equity / assets (7)	7.13	6.46	7.39

(1)	Includes $57.5 million of securities impairment losses as of September 30, 2006, due to the planned review of the securities portfolio.

(2)	Includes an $84.5 million benefit reflecting the resolution of a federal income tax audit of tax years 2002 and 2003.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($2.9 million for 3Q 2006, $3.0 million for 2Q 2006 and $0.2 million for 3Q 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.

(6)	September 30, 2006 figures are estimated.

(7)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics
(Unaudited)

	Nine Months Ended September 30,		Change
(in thousands, except per share amounts)	2006	2005	Amount	Percent

Net interest income	$761,188	$718,735	$42,453	5.9%
Provision for credit losses	49,447	50,468	(1,021)	(2.0)
Non-interest income (1)	420,463	484,960	(64,497)	(13.3)
Non-interest expense	733,204	739,465	(6,261)	(0.8)

Income before income taxes	399,000	413,762	(14,762)	(3.6)
Provision for income taxes (2)	25,494	102,244	(76,750)	(75.1)

Net Income	$373,506	$311,518	$61,988	19.9%

Net Income per common share — diluted	$1.56	$1.33	$0.23	17.3%
Cash dividends declared per common share	0.75	0.63	0.12	19.0

Average common shares — basic	236,790	231,290	5,500	2.4
Average common shares — diluted	239,933	234,727	5,206	2.2

Return on average assets	1.43%	1.28%
Return on average shareholders’ equity	17.2	16.1
Net interest margin (3)	3.29	3.33
Efficiency ratio (4)	58.1	60.9
Effective tax rate	6.4	24.7

Average loans and leases	$25,823,345	$24,256,366	$1,566,979	6.5
Average earning assets	31,407,232	29,230,550	2,176,682	7.4
Average total assets	35,021,787	32,647,327	2,374,460	7.3
Average core deposits (5)	19,226,748	17,429,545	1,797,203	10.3
Average shareholders’ equity	2,898,839	2,585,816	313,023	12.1

Net charge-offs (NCOs)	59,406	62,489	(3,083)	(4.9)
NCOs as a % of average loans and leases	0.31%	0.34%

(1)	Includes $57.5 million of securities impairment losses as of September 30, 2006, due to the planned review of the securities portfolio.

(2)	Includes an $84.5 million benefit reflecting the resolution of a federal income tax audit of tax years 2002 and 2003.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($7.0 million for 2006 and $0.6 million for 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.